Exhibit 10.3

CONSENT AND WAIVER PURSUANT TO

HORSE ASSOCIATION AGREEMENT

This Consent and Waiver pursuant to the Horse Association Agreement, (as defined below) (“Consent”) is entered into this 1st day of June, 2020 by the Minnesota Horsemen’s Benevolent and Protective Association (“MHBPA”).

RECITALS

WHEREAS, MHBPA, together with the  Minnesota Thoroughbred Association (“MTA”) and the Minnesota Quarter Horse Racing Association (“MQHRA”), (together, the “Horse Associations”),  entered into the Horse Association Agreement dated as of June 4, 2012, by and among the Horse Associations,  Canterbury Park Holding Corporation (“CPHC”), and the Shakopee Mdewakanton Sioux Community (“SMSC”) (“Horse Association Agreement”);

WHEREAS, the Equine Development Coalition of Minnesota (“EDCOM”) was a party to the original Horse Association Agreement, but no longer exists;

WHEREAS, concurrently with the execution of the Horse Association Agreement, CPHC and SMSC entered into the Cooperative Marketing Agreement dated as of June 4, 2012 (“CMA”);

WHEREAS, under Section 1.1 of the Horse Association Agreement, the Horse Associations agreed that except as expressly set forth in the Horse Association Agreement, CPHC and SMSC could amend, modify, terminate,  renew or waive the terms of the CMA, without the consent of the Horse Associations;

WHEREAS, Section 1.1(1) of the  Horse Association Agreement requires the consent of the MHBPA if the CMA is amended to decrease the Annual Purse Enhancement by 10% or more;

WHEREAS, under Section 1.3 of the  Horse Association Agreement, the  MHBPA agreed to waive the 125-day requirement for live racing days conducted by CPHC, provided that there were at least 65 days of live racing each year beginning in 2013;

WHEREAS, as a result of the COVID-19 pandemic and other events, the CPHC and SMSC desire to amend the CMA by the Fifth Amendment to Cooperative Marketing Agreement (as defined below);

WHEREAS, CPHC and SMSC have requested that MHBPA consent to the Fifth Amendment and waive the 125-day requirement for live racing days conducted by CPHC so that CPHC can proceed to conduct a shorter live racing season in 2020;

NOW, THEREFORE, in consideration of the above premises, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, MHBPA agrees  as follows:

ARTICLE I

Consent and Waiver

Section 1.1.          Cooperative Marketing Agreement Amendment.  MHBPA hereby  acknowledges  and consents to the Fifth Amendment to Cooperative Marketing Agreement between CPHC and SMSC entered into on the 1st day of June 2020 (the “Fifth Amendment”).

Section 1.2.          Waiver by MHBPA.  MHBPA hereby waives the 125-day requirement for live racing days conducted by CPHC,  with no minimum number of live racing days required in 2020, provided that there are at least 65 live racing days each year beginning in 2021.

Section 1.3.          Consent by MHBPA.  Pursuant to Section 1.1(1) of the Horse Association Agreement, MHBPA hereby consents  to the reduction in the Annual Purse Enhancement for the Year 2020 pursuant to the provisions of Section 2.1 (f) of the Fifth Amendment.

ARTICLE II

Miscellaneous

Section 2.1.          Conditions to Effectiveness. This Consent will be effective, and will be of no force or effect prior to, the New Effective Date (as defined in the Fifth Amendment).

Section 2.2.          Governing Terms.  This Consent is governed by the terms of Article VII of the CMA, which are hereby incorporated into this Consent.

IN WITNESS WHEREOF, the MHBPA has executed this Consent effective as of the date first written above.

Minnesota Horsemen’s Benevolent and Protective Association

/s/ Scott Rake
By: Scott Rake
Its: President